UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2019

Rodin Global Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-56043	81-1310268
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification No.)

110 E. 59th Street, New York, NY 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 938-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2019, Steven Bisgay tendered his resignation as Chief Financial Officer and Treasurer of Rodin Global Property Trust, Inc. (the “Company”) and its advisor, Rodin Global Property Advisors, LLC (the “Advisor”), effective as of the end of the calendar year 2019. In addition, Mr. Bisgay resigned as a Director of the Company’s Board of Directors (the “Board”) effective as of the end of the calendar year 2019. Mr. Bisgay’s resignation is not based on any disagreement with the Company on any matter relating to the Company’s operations, policies or practice.

In addition, on December 26, 2019, the Company’s Board appointed Paul M. Pion as a Director, Chief Financial Officer and Treasurer to fill the vacancy created by Mr. Bisgay’s resignation, effective January 1, 2020. Mr. Pion will also serve as the Advisor’s Chief Financial Officer and Treasurer.

Paul M. Pion, 53, has served as U.S. Chief Administrative Officer and Senior Managing Director of Cantor Fitzgerald & Co. (“Cantor”) since August 2011. In this position, Mr. Pion oversees a range of functions, most notably client management, cost control, procurement, and vendor management. Other responsibilities include business continuity planning, facilities and insurance. In addition, he is the Treasurer of the Cantor Fitzgerald Relief Fund. Additionally, since January 17, 2012, Mr. Pion has served as Chief Executive Officer of Tower Bridge International Services LP, responsible for the back-office functions under a shared-services model for all Cantor UK-based businesses. Mr. Pion previously served in numerous positions for Cantor including Global Director of Internal Audit and was involved in various special projects from 2002 to 2010. Mr. Pion has been a director of Tower Bridge GP Limited since November 2010, BGC European GP Limited since January 2012 and was a director of BGC Brokers GP Limited from April 2012 until December 2019. Prior to joining Cantor, Mr. Pion served for approximately 14 years with the accounting firm Deloitte & Touche, most recently as an Audit and Assurance partner focusing on financial services clients. At Deloitte & Touche, he also led the New York office’s China Practice. Mr. Pion holds Series 7 and 27 licenses and is a Certified Public Accountant in the State of New York. He received a B.S. in Accounting from the State University of New York at Albany. Following his appointment, Mr. Pion will continue with his roles at Cantor and its affiliates.

The Company believes that Mr. Pion’s extensive experience in the financial services industry supports his appointment to the Company’s board of directors.

Item 8.01 Other Events.

On January 2, 2019, the Company, through its operating partnership, made an investment, together with a subsidiary of the Company’s sponsor, Cantor Fitzgerald Investors, LLC (“CFI”). The investment was made through a single purpose limited liability entity, in which, as of January 2, 2019, the Company owned 40.5% of the membership interests and CFI owned 59.5% of the membership interests (the “Pennsylvania SPE”). The Pennsylvania SPE entered into a joint venture agreement (the “Pennsylvania JV”) with a subsidiary of USRA Net Lease III Capital Corp. (“USRA”). The Pennsylvania SPE invested $11,805,000 in the Pennsylvania JV. The Pennsylvania JV is the sole member of an entity that purchased a cold storage and warehouse distribution facility located in Denver, Pennsylvania (the “PA Property”) for a purchase price of $117,050,000. The acquisition of the PA Property was also financed by a mortgage loan in the amount of $76,732,500 (the “PA Mortgage Loan”) provided by Goldman Sachs Mortgage Company (the “PA Mortgage Lender”). In connection with entering into the Pennsylvania JV, CF Real Estate Holdings, LLC, an affiliate of CFI (“CFREH”), entered into a Back-Up Indemnification Agreement (the “CFREH Indemnification Agreement”) with USRA, whereby CFREH agreed to indemnify USRA and certain of its affiliates from certain claims asserted by the PA Mortgage Lender to the extent that such claims are caused by CFREH, the Pennsylvania SPE, or any of their affiliates. As of December 24, 2019, the

Company owns 100% of the membership interests in the Pennsylvania SPE. Accordingly, on December 24, 2019, the Company entered into a Back-Up Indemnification Agreement (the “Rodin Indemnification Agreement”), whereby the Company assumed all of the past, present and future obligations and liabilities of CFREH under the CFREH Indemnification Agreement, and CFREH was released of such obligations. As of the date hereof, there are no outstanding claims or obligations under the CFREH Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RODIN GLOBAL PROPERTY TRUST, INC.

Date: December 26, 2019	By:	/s/ HOWARD W. LUTNICK
	Name:	Howard W. Lutnick
	Title:	Chief Executive Officer